Exhibit 10.11

FMSA HOLDINGS INC.

LONG TERM INCENTIVE COMPENSATION PLAN

Amended and Restated as of September 11, 2014

SECTION I

PURPOSE

1.1	Purpose of the Plan.

The purpose of the FMSA Holdings Inc. Long Term Compensation Plan (the “Plan”) is to attract, retain and motivate high-caliber key employees of the Company, to compensate them for their contributions to the growth and profits of the Company, and to provide competitive long-term compensation to Participants that aligns their interests with shareholder interests and provides Participants greater incentive to serve and promote the interests of the Company and its shareholders. The premise of the Plan is that, if such Participants acquire a proprietary interest in the business of the Company or increase such proprietary interest as they may already hold, then the incentive of such Participant to work toward the Company’s continued success will be commensurately increased

1.2	Effectiveness of the Plan.

The Plan shall become effective on April 20, 2006. The Plan, as so amended, will remain in effect until the earlier of the termination date set forth in Section 11.2 or such time as it is amended or terminated by the Committee or the Board in accordance with the terms of Section 11.1

SECTION II

DEFINITIONS

Unless the context indicates otherwise, the following terms have the meanings set forth below:

2.1	“Award” means Stock Option or Stock Appreciation Right granted pursuant to this Plan.

2.2	“Award Agreement” means a written agreement (whether in hard copy or in an electronic form approved by the Committee) between the Company and a Participant evidencing the terms and conditions of an individual Award grant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

2.3	“Base Price” means an amount for each share of Common Stock, as determined by the Committee, provided such amount is not less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date.

2.4	“Board” means the Board of Directors of the Company.

2.5	“Change in Control” means the occurrence of any of the following events:

(a)	any “person” or “group (as those terms are used in Section 13(d) and 14(d) of the Act) becomes the “beneficial owner” (as such term is defined in Rule 13(d)-3 promulgated under the Act) (a “Beneficial Owner”), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(b)	the consummation by the Company of a merger or consolidation of the Company with any other Person (other than a merger or consolidation which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation) or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

(c)	During any period of two consecutive years, individuals who were members of the Board at the beginning of such period (together with any individuals who become members of the Board after the beginning of such period whose election to the Board or whose nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors then still in office who were either members of the Board at the beginning of such period or whose election as a member of the Board was previously so approved) for any reason cease to constitute a majority of the Board then in office; or

(d)	Any other events determined by the Committee or the Board to constitute a Change in Control.

2.6	“Class A Common Stock” or “Common Stock” means shares of Class A Common Stock, $.01 par value per share, of the Company.

2.7	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

2.8	“Committee” means the Compensation Committee appointed by the Board. Committee members need not be members of the Board.

2.9	“Company” means FMSA Holdings Inc., a Delaware corporation and any successor thereto which shall maintain this Plan.

2.10	“Employee” means an employee of the Company or any Subsidiary.

2.11

“Fair Market Value” as of a given date means the Fair Market Value of a share of Class A Common Stock based on a valuation by an independent appraisal that meets the requirements of Section 401(a)(28)(C) of the Code and the regulations thereunder as of a date that is no more than 12 months before the relevant transaction date to which the valuation is applied; provided, however, if at the time the determination of fair market value is made, those shares are admitted to trading on a national securities exchange for which sales prices are regularly reported the fair market value of those shares shall not be less than the mean of the high and low asked or closing sales price reported for the stock on that exchange on the day or most recent trading day preceding the date on which the Award is granted. For purposes of this Section 2.11, the term “national securities exchange” shall include the National Association of Securities Dealers Automated Quotation System and the over-the-counter market.

2.12	“Grant Date” as used with respect to Awards, means the date as of which such Awards are granted by the Committee pursuant to the Plan.

2.13	“Member of the Board” means a member of the Board of Directors of the Company.

2.14	“Officer” means a person holding any office of the Company or any Subsidiary, whether or not such person is an Employee.

2.15	“Optionee” means any Participant to whom a Stock Option has been granted pursuant to this Plan.

2.16	“Option Price” means the amount for each share of Common Stock deliverable upon the exercise of an Option as determined by the Committee, provided such amount is not less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date.

2.17	“Participant” means any Employee, Officer or Member of the Board, designated by the Committee pursuant to Section V hereof to receive Awards.

2.18	“Plan” means this instrument, the FMSA Holdings Inc. Long Term Incentive Plan, as may be amended from time to time.

2.19	“Stock Appreciation Right” or “SAR” means an award entitling the Participant to the positive difference, if any, between the Fair Market Value of the Common Stock on the exercise date and the Base Price multiplied by the number of SAR shares exercised.

2.20	“Stockholders Agreement” means the Stockholders Agreement, dated October 29, 2004 by and among the Company and each of the stockholders of the Company.

2.21	“Stock Option” or “Option” means an option to purchase Common Stock granted by the Committee pursuant to the Plan as a nonqualified stock option not intended to conform to the requirements of Section 422 of the Code.

2.22	“Subsidiary” means any corporation at least 50% of the voting stock of which is owned directly or indirectly by the Company.

SECTION III

ADMINISTRATION OF THE PLAN

3.1	The Committee.

The Plan shall be administered by the Committee. The Committee shall consist of no fewer than three (3) members, who shall be designated by the Board. Members of the Committee shall not be ineligible to participate in the Plan solely by reason of such membership. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all of the members, shall constitute acts of the Committee.

3.2	Authority of the Committee.

The Committee shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a)	To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; what type or combination of types of Awards shall be granted; the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to an Award; and the number of shares of Common Stock with respect to which an Award shall be granted to each such person.

(b)	To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(c)	To amend the Plan or an Award as provided in the Plan.

(d)	Generally, to exercise such powers and to perform such acts as the Committee deems necessary, desirable, convenient or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.

(e)	To authorize any person to execute on behalf of the Company any instrument required to affect the grant of an Award previously granted by the Committee.

(f)	To determine whether Awards will be settled in shares of Common Stock, cash or in any combination thereof.

(g)	To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of or under an Award, including, without limitation, (i) restrictions under an insider trading policy and (ii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

3.3	Decisions Binding.

Any decision made or action taken by the Committee in connection with the administration, interpretation, and implementation of the Plan and of its rules and regulations, shall, to the extent permitted by law, be conclusive and binding upon all Participants under the Plan and upon any person claiming under or through such a Participant. Neither the Committee nor any of its members shall be liable for any act taken by the Committee pursuant to the Plan. No member of the Committee shall be liable for the act of any other member.

SECTION IV

SHARES SUBJECT TO THE PLAN

4.1	Shares Available.

Subject to the provisions of Section 4.2, the aggregate number of shares of Common Stock for which Awards may be granted under the Plan shall be                              shares of Common Stock. Either treasury or authorized and unissued shares of Common Stock, or both, in such amounts, within the maximum limits of the Plan, as the Committee shall from time to time determine, may be so issued. All shares of Common Stock which are the subject of any lapsed, expired or terminated Awards shall be available for the granting of additional Awards under the Plan. All shares purchased pursuant to the exercise of Awards granted under the Plan which are subsequently repurchased by the Company shall likewise be available for the granting of additional Awards under the Plan.

4.2	Adjustments; Business Combinations.

In the event that, subsequent to the date of adoption of the Plan by the Board, the outstanding shares of Common Stock are, as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization or other such change, including without limitation any transaction described in Section 424(a) of the Code, increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, then (i) there shall automatically be substituted for each share of Common Stock subject to an unexercised Award granted under the Plan and each share of Common Stock available for additional grant under the Plan the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be exchanged, (ii) the price per share of Common Stock or unit of securities shall be increased or decreased proportionately so that the aggregate purchase price for the securities subject to an Award shall remain the same as immediately prior to such event, and (iii) the Committee shall make such other adjustments to the securities subject to an Award, the provisions of the Plan, and any Award Agreements as may be appropriate and equitable and any such adjustment shall be final, binding and conclusive as to each Participant. Any such adjustment shall provide for the elimination of fractional shares.

SECTION V

ELIGIBILITY

Subject to the restrictions contained herein, Awards may be granted, from time to time, to any Employee, Officer or Member of the Board as the Committee may select in its sole discretion. The Committee may grant more than one Award to the same Participant.

SECTION VI

STOCK OPTIONS

6.1	Grant of Stock Options.

Options may be granted to Participants, subject to the provisions of the Plan, at any time and from time to time, as determined in the sole discretion of the Committee. The Committee shall in its sole discretion, determine the number of Options granted to each Participant.

6.2	Option Price.

Each grant of an Option will have an Option Price which is determined at the discretion of the Committee at the time of grant. In no event will the Option Price be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date.

6.3	Exercise of Options.

Options granted under the Plan shall be exercisable at such times, and subject to such restrictions and conditions, as the Committee shall determine in its sole discretion subject to Plan Section 8 and the applicable Award Agreement. Upon satisfaction of any such restrictions and conditions, a person may elect to exercise an Option, in whole or in part, at any time prior to the expiration of the Option, subject to the tax withholding provisions of Section 8 hereof, by (i) giving written notice of such election to the Company in such form as the Committee may require, (ii) submitting an executed counterpart to the Stockholders Agreement, and (iii) either (a) delivering a cash payment in full for the Shares, or (b) in the Committee’s discretion, paying the exercise price pursuant to a “cashless exercise” procedure.

6.4	Expiration of Options.

Each Option shall terminate upon the first to occur of the events listed in this section:

(a)	the date for termination of such Option set forth in the Award Agreement applicable to such Option;

(b)	the expiration of ten (10) years from the date such Option was granted;

(c)	the expiration of one year from the date of the Participant’s death;

(d)	the expiration of thirty (30) days from the date of the Participant’s separation of service within one year of a Change in Control.

(e)	immediately upon the date such Participant ceases to be an Employee, an Officer, or a Member of the Board, unless such Participant ceases to be an Employee, an Officer, or a Member of the Board by reason of death or separation of service within one year of a Change in Control.

SECTION VII

STOCK APPRECIATION RIGHTS

7.1	Grant of SARs.

SARs may be granted to Participants, subject to the provisions of the Plan, at any time and from time to time, as determined in the sole discretion of the Committee. The Committee shall in its sole discretion, determine the number of SARs granted to each Participant.

7.2	Base Price.

Each SAR will have a Base Price which is determined at the discretion of the Committee at the time of grant. In no event will the Base Price be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date.

7.3	Exercise of SARs.

SARs granted under the Plan shall be exercisable at such times, and subject to such restrictions and conditions, as the Committee shall determine in its sole discretion subject to Plan Section 8 and the applicable Award Agreement. Upon satisfaction of any such restrictions and conditions, a person may elect to exercise a SAR, in whole or in part, at any time prior to the expiration of the SAR, subject to the tax withholding provisions of Section 8.4 hereof, by (i) giving written notice of such election to the Company in such form as the Committee may require, and (ii) submitting an executed counterpart to the Stockholders Agreement if such SAR is payable in shares of Common Stock.

7.4	Payment of SAR Amount.

Upon exercise of a SAR, a Participant, or in the event of a Participant’s death the Participant’s legal representative, shall be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Base Price; multiplied by (ii) the number of shares with respect to which the SAR is exercised.

7.5	Payment upon Exercise of SAR.

At the discretion of the Committee, and as may be specified in the Award Agreement, payment for a SAR may be in cash, Shares or a combination thereof.

7.6	Expiration of SARs.

Each SAR shall terminate upon the first to occur of the events listed in this section:

(a)	the date for termination of such SAR set forth in the Award Agreement applicable to such SAR;

(b)	the expiration of ten (10) years from the date such SAR was granted;

(c)	the expiration of one year from the date of the Participant’s death;

(d)	the expiration of thirty (30) days from the date of the Participant’s separation of service within one year of a Change in Control.

(e)	immediately upon the date such Participant ceases to be an Employee, an Officer, or a Member of the Board, unless such Participant ceases to be an Employee, an Officer, or a Member of the Board by reason of death or separation of service within one year of a Change in Control.

SECTION VIII

OTHER MATTERS RELATED TO AWARDS

8.1.	Vesting Events.

Awards granted under the Plan shall vest at such times, and be subject to such restrictions and conditions, as the Committee shall determine in its sole discretion.

8.2.	Special Vesting Events.

Regardless of any vesting conditions established by the Committee, any unvested Awards shall vest immediately and full upon the date of (i) the Participant’s death or (ii) a Change in Control event of the Company.

8.3.	Restrictions on Transfer.

No Award (or any rights thereunder) granted to any person under the Plan may voluntarily or involuntarily be transferred by operation of law or otherwise, and all Awards (and any rights thereunder) will be exercisable only by and payable only to the Participant or the Participant’s legal representative. Any transfer in violation of the terms of this Section 8.3 shall be void.

8.4.	Withholding of Taxes

As a condition of delivery of Common Stock upon the exercise of an Option or SAR, the Company shall be entitled to require that the Participant satisfy federal, state and local tax withholding requirements as follows:

(a)	Cash Remittance. Whenever Common Stock is to be issued upon the exercise of an Option or SAR, the Company shall have to right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state, and local withholding tax requirements, if any, attributable to such exercise or payment, prior to the delivery of any certificate or certificates for such shares. In addition, the Company shall have the right to withhold from any cash payment required to be made pursuant thereto and amount sufficient to satisfy the federal, state, and local withholding tax requirements.

(b)	Share Withholding or Cashless Withholding. In lieu of the remittance required by Section 8.4 (a) hereof or, if greater, the Participant’s estimated federal, state, and local tax obligations associated with an Award hereunder, a Participant who is granted an Award may, to the extent approved by the Committee, (i) irrevocably elect by written notice to the Company at the office of the Company designated for that purpose, to have the Company withhold from any Award hereunder Common Stock having a Fair Market Value as of the date on which such tax is determined equal to the amount to be withheld, if any, rounded up to the nearest whole share attributable to such exercise or (ii) pay such amount pursuant to a “cashless withholding” procedure.

8.5.	Effect of Dissolution, Liquidation and Certain Mergers.

Upon the dissolution or liquidation of the Company, each outstanding Award shall terminate. Upon (i) the occurrence of a merger or consolidation in which the Company is not the surviving corporation or (ii) a merger or consolidation in which the shares of Common Stock of the Company are converted into cash or other consideration (other than stock or securities of the Company), each outstanding Award shall not terminate but shall be subject to such adjustment or amendment as the Committee may deem appropriate, equitable and in compliance with applicable law, and any such adjustment shall be final, binding and conclusive as to each Participant.

SECTION IX

RESTRICTIONS ON TRANSFERABILITY OF CLASS A COMMON STOCK

All Common Stock subject to Awards granted under the Plan shall be subject to transfer restrictions and other rights, terms and provisions contained in the By-laws of the Company and the Stockholders Agreement, both of which are hereby incorporated herein by reference. Such transfer restrictions and other rights, terms and provisions shall be communicated to each Participant upon grant of an Award and may be amended thereafter by the Committee only in such manner as consented to in writing by the Participant. All share certificates issued pursuant to an Award under the Plan may be stamped or otherwise imprinted with legends enumerating the restrictions on sale or transfer set forth in the Stockholders Agreement.

SECTION X

MISCELLANEOUS PROVISIONS

10.1	Award Agreements Need Not Be Identical.

The form and substance of Award Agreements, whether granted at the same or different times, need not be identical.

10.2	No Right to Continued Employment.

Nothing in the Plan or in any Award Agreement shall confer upon any Participant any right to continue in the employ of the Company or a Subsidiary, or to serve as an Officer or a Member of the Board, or to be entitled to receive any remuneration or benefits not set forth in the Plan or such Award Agreement, or to interfere with or limit either the right of the Company or a Subsidiary to terminate his employment or remove him from his office at any time or the right of the shareholders of the Company or a Subsidiary to remove him as a Member of the Board with or without cause.

10.3	Rights As A Shareholder.

Nothing contained in the Plan or in any Award Agreement shall be construed as entitling any Participant to any rights of a shareholder as a result of the grant of an Award until such time as shares of Common Stock are actually issued to such Participant pursuant to the terms of the Award Agreement.

10.4	Successors In Interest.

The Plan shall be binding upon the successors and assigns of the Company.

10.5	No Liability Upon Distribution Of Shares.

The liability of the Company under the Plan and any distribution of shares of Common Stock made hereunder is limited to the obligations set forth herein with respect to such distribution and no term or provision of the Plan shall be construed to impose any liability on the Company or the Committee in favor of any person with respect to any loss, cost or expense which the person may incur in connection with or arising out of any transaction in connection with the Plan.

10.6	Use Of Proceeds.

The cash proceeds received by the Company from the issuance of shares of Common Stock pursuant to the Plan will be used for general corporate purposes.

10.7	Expenses.

The expenses of administering the Plan shall be borne by the Company.

10.8	Captions.

The captions and section numbers appearing in the Plan are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of the Plan.

10.9	Number.

The use of the singular or plural herein shall not be restrictive as to number and shall be interpreted in all cases as the context may require.

10.10	Gender.

The use of the feminine, masculine or neuter pronoun shall not be restrictive as to gender and shall be interpreted in all cases as the context may require.

10.11	Compliance with Internal Revenue Code Section 409A.

Notwithstanding any provision of this Plan or an Award Agreement to the contrary, if one or more of the payments or benefits received or to be received by a Participant pursuant to the Plan would constitute deferred compensation subject to Section 409A of the Code, and would cause the Participant to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provisions to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code’ provided, however, that if no reasonably practicable reformation would avoid the imposition of any penalty tax or interest under Section 409A of the Code, no payment or benefit will be provided under the Plan, or the Award Agreement, and the Award will be deemed null, void and of no force and effect, and the Company shall have no further obligation with respect to the Award or the failure to issue any shares of Common Stock or other compensation hereunder.

SECTION XI

AMENDMENT OR TERMINATION THE PLAN

11.1	Amendment.

The Committee is authorized to interpret the Plan and from time to time adopt any rules and regulations for carrying out the Plan that it may deem advisable. Except as otherwise provided herein or in an Award Agreement, subject to the approval of the Board, the Committee may at any time amend, modify, suspend or terminate the Plan.

11.2	Termination of the Plan.

The Plan shall terminate on ten years from the Effective date of the Plan and thereafter no Awards shall be granted under the Plan. All Awards outstanding at the time of termination of the Plan shall continue in full force and effect according to the terms of the Award Agreements governing such Awards and the terms and conditions of the Plan.

FMSA Holdings Inc. hereby adopts this long term incentive compensation plan for the benefit of certain persons and subject to the terms and provisions set forth above.